Exhibit 10.5
RETIREMENT, RELEASE AND CONSULTING SERVICES AGREEMENT
     WHEREAS, Ronald W. Bopp (“Bopp”) is currently employed by CPNO Services, L.P. (“CPNO”) as Senior Vice President, Corporate Development;
     WHEREAS, Bopp desires to retire and therefore resign as Senior Vice President, Corporate Development of CPNO and Copano Energy, L.L.C. (“Copano”) and certain of its subsidiaries and to terminate his employment with CPNO effective May 31, 2008;
     WHEREAS, Copano and Bopp are parties to an offer letter dated April 15, 2005 (the “Offer Letter”) pusuant to which Bopp and Copano agreed to the terms and conditions of Bopp’s employment with CPNO;
     WHEREAS, CPNO wishes to engage Bopp as a Senior Advisor to provide advisory and consulting services to CPNO and its affiliates, including but not limited to Copano and its subsidiaries (collectively, the “Service Recipients”);
     WHEREAS, CPNO wishes to enter into this Agreement with Bopp as a Senior Advisor to provide advisory and consulting services to CPNO and its affiliates, including but not limited to Copano and its subsidiaries (collectively, the “Service Recipients”) as consideration (along with other valuable consideration identified below) for a release and waiver of all claims by Bopp, for Bopp’s acknowledgment and agreement with respect to Confidential Information as set forth herein, and for Bopp’s agreement not to compete with any Service Recipient during the time that this Agreement is in effect or for a one-year period following his resignation from employment, whichever is longer; and
     WHEREAS, Bopp acknowledges that as a Senior Advisor and consultant and a former employee he will continue to be bound by certain of Copano’s employment practices policies and to the terms of Copano’s Code of Business Conduct and Ethics (the “Code”);
     NOW THEREFORE, CPNO and Bopp enter into this Retirement, Release and Consulting Services Agreement (“Agreement”) and agree as follows:
1. Termination of Employment; Lump-Sum Payment. Bopp will resign as Senior Vice President, Corporate Development and his employment with CPNO will terminate effective May 31, 2008. In addition to any amounts owed to him by CPNO for unpaid salary through the date of his resignation, CPNO will make to Bopp a lump-sum payment in the amount of $25,000 (Twenty-Five Thousand Dollars and No Cents), minus applicable taxes and withholdings, which is an amount above and beyond what he is entitled to receive upon his resignation. Bopp acknowledges and agrees that this lump-sum payment is good and valuable consideration for all the promises made by him in this Agreement.
2. Release and Waiver of Claims. CPNO is making the payments hereunder and providing Bopp with the other valuable consideration identified in Paragraph 1 and acknowledged by Bopp hereby in consideration of Bopp’s acknowledgement and agreement with respect to Confidential Information (defined below); Bopp’s agreement not to compete with any Service Recipient during the time that this Agreement is in effect or for a one-year period following his resignation from employment, whichever is longer; and Bopp’s acknowledgement and agreement (on behalf of himself, his affiliates, heirs, agents, and assigns) that he knowingly, voluntarily and irrevocably releases CPNO and Copano and all of their affiliated entities and personnel, including but not limited to their respective past, present and future directors, managers, officers, agents and employees (collectively, the “Released Parties”) from any and all claims, rights, actions, causes of action, demands, suits, agreements, obligations or liabilities of whatever kind or nature, known or unknown, liquidated or non-liquidated, contingent or absolute, arising out of federal, state, local or at common law, which Bopp ever had, now has or may have against the Released Parties, arising out of or relating in any way to Bopp’s employment with, previous work for, or separation from, CPNO, or any of the Released Parties.
     Without limitation, this release and waiver of claims includes (i) all claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Employee Retirement Security Act of 1974; the Fair Labor Standards Act of 1938, as amended; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Labor Management Relations Act; the Texas Commission on Human Rights Act; the Texas Workers’ Compensation Act; the Texas Labor Code; any other relevant state law; the Occupational Safety and Health Act; (ii) all other federal, state or local constitutional, statutory or common law claims or actions that are permitted to be waived in this context and that in any way refer to or arise out of Bopp’s employment with, previous work for, or separation from CPNO or any of the Released Parties; (iii) all claims of breach of contract, sounding in tort, or of wrongful discharge; and (iv) all claims to any compensation, including but not limited to any rights to any salary, bonus, or severance payments.
     By signing this Agreement, Bopp expressly agrees and understands that he is giving to the Released Parties a general release and waiver of any and all such claims that Bopp may have against any of the Released Parties.
3. No Suits or Proceedings. Bopp agrees not to file any suit or institute any other type of proceeding against the Released Parties in any local, state or federal court or agency under these or any other laws or applicable regulations, arising out of or relating in any way to Bopp’s employment with, previous work for, or separation from CPNO or any of the Released Parties.
4. Representation Regarding Proceedings. Bopp represents and warrants that he has not made, filed or lodged any complaints, charges, or lawsuits or otherwise directly or indirectly commenced any proceeding against the Released Parties with any governmental agency, department, or official, any regulatory authority, or any court, other tribunal, or other dispute resolution body. Bopp further represents and warrants that he has not previously assigned or transferred to any other person or entity any claims or rights that are the subject of the waivers and releases contained in this Agreement.
5. Time in Which to Consider Agreement; Revocation of Agreement. Bopp

acknowledges and understands that he has twenty-one (21) calendar days to consider this Agreement prior to signing it. Bopp further acknowledges that he has seven (7) calendar days following delivery of the fully signed Agreement to revoke or rescind the Agreement, and further acknowledges and understands that the Agreement will not be effective or enforceable until such seven (7) day period has expired and Bopp has not revoked the Agreement during such period.
6. Confidential Information. Bopp acknowledges that during the course of his employment and during the term of the Agreement, Bopp has had and will have access to highly confidential information about the Released Parties’ business, including but not limited to (i) information and records about customers, partners, business methods or practices, (ii) finances, (iii) accounting, (iv) pricing or pricing strategies, (v) contracts, (vi) vendors, (vii) computer hardware, software, and operating systems, (viii) training programs and (ix) potential acquisition opportunities of the Released Parties (collectively “Confidential Information”). Confidential Information shall also include the terms and existence of this Agreement. Bopp further acknowledges his obligation of confidentiality under the Code with respect to the Confidential Information of Copano and its subsidiaries.
     Bopp acknowledges and agrees that all Confidential Information is and shall at all times remain the property of the Released Parties. Bopp agrees that he will immediately return all Confidential Information in his possession or control, and will retain no copies thereof (including electronic copies). Bopp further agrees that he will not, at any time, directly, indirectly, or otherwise, use, disseminate or disclose any Confidential Information without prior written consent from CPNO. Bopp also agrees to immediately return to CPNO, in good order and condition, all other CPNO property of any sort that is in his possession or under his control including, without limitation, all computers and related hardware and software, mobile telephones, personal digital assistants, documents (regardless of formats), records, manuals, and any and all property belonging to CPNO.
7. Covenant not to Compete. In consideration of the various promises made by CPNO, Copano and the Service Recipients to continue to provide Confidential Information to Bopp in order to perform his Services (as defined below), Bopp agrees that during the time that this Agreement is in effect or for a one-year period following his resignation from employment, whichever is longer, he shall not, directly or indirectly, jointly or individually, through other entities or persons or either on his own behalf or in the service of others, practice or attempt to compete with any Service Recipient or work with or for any person or entity that engages in the midstream natural gas business or that otherwise provides the same services or engages in the same business as any Service Recipient or any of their subsidiaries in any county or adjacent county in Texas, Oklahoma, Colorado or Wyoming in which any Service Recipient does or has done business during the term of Bopp’s employment or during the time that this Agreement is in effect. Bopp agrees that the provisions of this paragraph are reasonable in time, area, and scope, and that in the event of Bopp’s breach of this covenant not to compete, CPNO, Copano and the Service Recipients shall suffer irreparable harm and shall be entitled to injunctive relief and any other appropriate damages.

     Acknowledgements. Bopp acknowledges that he was advised to consult an attorney about the contents and meaning of this Agreement and that Bopp’s decision whether or not to consult an attorney was made independently by Bopp. Bopp also acknowledges that he has carefully read and understands all of the provisions of this Agreement, including, without limitation, the waiver and release provisions contained herein, that this Agreement is made with Bopp’s full knowledge and consent, that it was not procured by fraud, duress or mistake and that Bopp is not relying upon any statement or representation of any of the Released Parties except as expressly contained in this Agreement. Bopp also acknowledges that he is not relying upon any oral or written representations of the Released Parties in signing this Agreement.
     Bopp acknowledges and agrees that the releases, waivers and covenants contained in this Agreement shall be and remain in effect even if Bopp later discovers facts relating to the Released Parties, his employment, or separation from employment that are in addition to or different from what Bopp knows now. Bopp acknowledges and agrees that the releases and covenants provided in this Agreement shall be binding, unconditional and final upon the effectiveness of this Agreement.
8. Non-disparagement. Bopp shall at all times conduct himself in a manner that will not in any way impair, harm or prejudice the name, reputation or business interests of the Service Recipients and their respective owners, officers, directors, employees, and agents. CPNO and Copano shall at all times conduct themselves in a manner that will not in any way impair, harm or prejudice the name, reputation or business interests of Bopp. The parties’ non-disparagement obligations shall survive the expiration or any termination of this Agreement.
9. Services to be Provided by Bopp. Bopp agrees to provide such advisory and consulting services and cooperation with respect to services needed from Bopp during the Term (as defined below) by any Service Recipient (1) to facilitate business continuity from a corporate development perspective and (2) assist in transferring responsibilities relating to the acquisition process of the Service Recipients (“Services”). Bopp shall make himself reasonably available to perform Services requested by the Service Recipients during the Term of the Agreement in an amount no greater than 20 hours per month. Services will be provided by telephone and electronic mail and, if necessary, at in-person meetings at a location mutually agreeable and convenient to Bopp and Service Recipients. Service Recipients will provide Bopp with such access and equipment necessary to perform the Services hereunder.
10. Compensation for Services. CPNO agrees to compensate Bopp at a rate of $20,333.34 per month for the Term of this Agreement. The compensation shall be paid to Bopp semi-monthly in accordance with CPNO’s regular accounts payable practices.
11. Reimbursement for Expenses. CPNO agrees to reimburse Bopp for expenses incurred while performing the Services, provided that such expenses are incurred at the request of, and are pre-approved by a Service Recipient. In accordance with Copano’s policy regarding business expenses, all expenses greater than $50.00 (Fifty Dollars and No Cents) shall be supported by receipts.

12. Indemnity. CPNO agrees to indemnify Bopp for any claims, including associated legal fees and expenses, that may be asserted against Bopp on account of his good-faith execution of the Services provided pursuant to this Agreement, but only to the extent that such claims do not arise, directly or indirectly, out of Bopp’s gross negligence or willful misconduct. Bopp agrees to cooperate fully with CPNO in the defense of any claims for which CPNO is obligated to indemnify Bopp.
13. Term; Termination. This Agreement shall be effective as of May 31, 2008 and shall continue until May 30, 2009 unless terminated by either party as the result of a breach of this Agreement by the other party (the “Term”). In case of such termination, CPNO shall compensate Bopp for the Services provided before termination of the Agreement.
14. Independent Contractor. Bopp will act as an independent contractor in the performance of the duties set forth in this Agreement, and shall have no authority to incur any obligations or liabilities on behalf of the Service Recipients, and shall not be deemed to be an agent of the Service Recipients. Bopp shall be solely responsible for determining the means and methods for performing the Services. Neither CPNO nor any other Service Recipient shall have any obligation to Bopp with respect to retirement benefits, health insurance, life insurance or any other similar benefits, and Bopp fully waives and releases any claim to benefits from any Service Recipient on account of the Services. Bopp understands and acknowledges that he is not an employee of CPNO or any other Service Recipient and that there shall be no employer-employee relationship between CPNO or any other Service Recipient and Bopp.
15. Standard of Performance. Bopp agrees to perform the Services with that standard of care, skill and diligence normally provided by a professional person in the performance of similar services. Any work prepared by Bopp for a Service Recipient shall become the property of the Service Recipient and shall be provided to such Service Recipient upon termination of this Agreement. Bopp shall comply with all applicable laws and regulations in performing the Services, as well as with Copano’s Code of Business Conduct and Ethics and other applicable policies.
16. Taxes. Bopp shall be responsible for any and all taxes that may be imposed upon Bopp as a result of providing Services hereunder.
17. Governing Law. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Texas, without reference to principles of conflicts of law, as applied to such contracts entered into and wholly performed within such State of Texas. The parties agree to submit to the jurisdiction of the courts of Harris County, Texas.
18. Miscellaneous.
(a) This Agreement does not create a joint venture, partnership, or other type of business entity between any Service Recipient and Bopp.

(b) Bopp may not assign his rights or obligations hereunder without the prior written consent of CPNO. This Agreement may be assigned by any Service Recipient to its affiliate or successor.
(c) Bopp shall not represent himself as acting as the agent or representative of any Service Recipient.
(d) This Agreement represents the entire Agreement between the parties with respect to the Services, and supersedes all previous agreements between the parties, whether oral or written, with respect to employment, termination of employment or the Services, including, without limitation, the Offer Letter. This Agreement may not be modified except by the written agreement of the parties.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in one or more counterparts, attested by the hands of their proper officers duly authorized in that behalf as of the date first written above.

CPNO SERVICES, L.P.

By:	CPNO Services GP, L.L.C., general partner

By:	/s/ John R. Eckel, Jr.

Name:	John R. Eckel, Jr.
Title:	Chairman and Chief Executive Officer

COPANO ENERGY, L.L.C.

By:	/s/ John R. Eckel, Jr.

Name:	John R. Eckel, Jr.
Title:	Chairman and Chief Executive Officer
Accepted and Delivered this 15th day of May, 2008
RONALD W. BOPP

/s/ Ronald W. Bopp